EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated February 26, 2020, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Fitbit, Inc. on Form 10-K for the year ended December 31, 2019. We consent to the incorporation by reference of said reports in the Registration Statements of Fitbit, Inc. on Forms S-8 (File Nos. 333-230028, 333-223381, 333-216382, 333-209787 and 333-205045).
/s/ GRANT THORNTON LLP
San Francisco, California
February 26, 2020